     As filed with the Securities and Exchange Commission on April 21, 2000
                             REGISTRATION NO. 333 -
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                  ---------------------------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933
                  ---------------------------------------------

                               ORGANOGENESIS INC.
                     (Exact name of Registrant as specified
                                 in its charter)

              DELAWARE                                    04-2871690
---------------------------------------              --------------------
  (State or other jurisdiction                        (I.R.S. Employer
  of incorporation or organization)                   Identification No.)

                                  150 DAN ROAD
                           CANTON, MASSACHUSETTS 02021
                                 (781) 575-0775
                    (Address of Principal Executive Offices)

                   PHILIP M. LAUGHLIN, CHIEF EXECUTIVE OFFICER
                               ORGANOGENESIS INC.
                                  150 DAN ROAD
                           CANTON, MASSACHUSETTS 02021
                                 (781) 575-0775
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    COPY TO:
                            NEIL H. ARONSON, ESQUIRE
               MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.
                              ONE FINANCIAL CENTER
                           BOSTON, MASSACHUSETTS 02111
                                 (617) 542-6000
                            ------------------------

Approximate date of commencement of proposed sale to the public: As soon as practical after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment, check the following box.[X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[_]

                         CALCULATION OF REGISTRATION FEE
==================================================================================================

                                       Proposed           Proposed
    Title of                           maximum            maximum
securities to be     Amount to be      offering price     aggregate               Amount of
   registered        registered(1)     per share(2)       offering price(2)       registration fee
--------------------------------------------------------------------------------------------------
Common Stock,
$.01 par value(3)     732,423          $9.4375            $6,912,242.10            $1,824.83

==================================================================================================


(1) The number of shares of common stock, par value $.01 per share ("Common Stock"), stated above consists of the aggregate number of shares which may be sold under a stock option grant issued to a former officer and director, which option grant was exercised in March 2000. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable after the operation of any such anti-dilution and other provisions.

(2) Estimated solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act of 1933, as amended. Based on the average of the high and low prices of the Common Stock of $9.4375 as reported on the American Stock Exchange on April 18, 2000.

(3) Includes associated Preferred Share Purchase Rights, which initially are attached to and trade with the shares of Common Stock being registered hereby. The value attributable to such Preferred Share Purchase Rights, if any, is reflected in the market price of the common stock.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), shall determine.

-------------------------------------------------------------------------------

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

-------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION, DATED APRIL 21, 2000

                                   PROSPECTUS

                               ORGANOGENESIS INC.

                               732,423 Shares of
                              Common Stock issued

  This Prospectus is part of a Registration Statement we filed with the Securities and Exchange Commission for registration of up to 732,423 shares of Common Stock for sale by the selling stockholder listed on page 12 of this prospectus.

  Each of the shares to be sold either were issued upon the exercise of options held by the selling stockholder. The selling stockholder may offer his common stock through transactions on the American Stock Exchange; in private transactions at current market prices; or at negotiated prices.

  We will not receive any of the proceeds from the selling stockholder's sale of his common stock.

  This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss. See Risk Factors beginning on Page 4.

                                      -----------

  Our Common Stock is traded on the American Stock Exchange under the symbol "ORG".

  On April 18, 2000, the last reported sale price for the Common Stock on the American Stock Exchange was $9.4375 per share.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. It is illegal for any person to tell you otherwise.

  The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange commission. No one may sell these securities nor may offers to buy be accepted until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer, solicitation or sale is not permitted.

                 The date of this Prospectus is April __, 2000

   We have not authorized any other person to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

                                  THE COMPANY

   Organogenesis Inc. designs, develops and manufactures medical therapeutics containing living cells and/or natural connective tissue. We were formed to advance and apply the emerging field of tissue engineering to major medical needs. We were organized as a Delaware corporation in 1985, with our principal executive offices located at 150 Dan Road, Canton, Massachusetts 02021. Our telephone number is 781-575-0775.

   Tissue-engineered products typically include living cells and/or natural connective tissue material such as collagen. Living cells can produce or remove substances in response to their environment; connective tissue can provide physical function while being converted to living tissue through the ingrowth of a patient's cells and blood vessels. We have established expertise with both human cells and natural connective tissue and select our product development approach based upon medical applications. We target applications in which our products have the potential to provide significant benefits over traditional approaches and the ability to achieve the necessary economies of scale for cost-effectiveness. Our product development program includes living tissue replacements, cell-based organ assist devices such as our Bioartificial Liver, and other tissue-engineered products such as our vascular graft product. Our product pipeline includes both products which include living cells, and purely acellular, connective tissue-based products. We are also exploring additional opportunities relating to cell and gene therapy applications and to our cryopreservation technology.

   We have established expertise in procuring, culturing and optimizing human cells to provide cell function in tissue-engineered products. Our lead product, Apligraf(R)*, was launched in the United States--the world's largest healthcare market--in June 1998. Apligraf is the only manufactured product containing living human cells to show efficacy in a controlled study and to gain FDA PMA approval. Apligraf is approved for use by the FDA in the treatment of venous leg ulcers. In December 1999, the Company submitted an Apligraf PMA supplement for diabetic foot ulcers.

   Our strategy is to commercialize products either by ourselves or through partners with an established marketing presence. For example, Novartis Pharma AG has global marketing rights to Apligraf and is responsible for sales and marketing costs. We have an active business development program related to products and technologies in our pipeline.
--------
* Apligraf(R) is a registered mark of Novartis Pharma AG.

                                  RISK FACTORS

   Before you purchase our common stock, you should be aware that there are risks, including those described below. You should consider carefully these risk factors together with all of the other information contained elsewhere in this prospectus or incorporated by reference before you decide to purchase our common stock.

Our Company Has a History of Losses and We Expect to Continue to Incur Losses

   Organogenesis Inc. was founded in 1985. We have incurred operating losses in every year of our existence. We incurred net losses of $19,807,000 for the year ended December 31, 1997, $14,031,000 for the year ended December 31, 1998, and $28,350,000 for the year ended December 31, 1999, which losses are continuing. As of December 31, 1999, we have an accumulated deficit of $129,367,000. We have not achieved profitability and expect to continue to incur net losses. The extent of future losses and the time required to achieve profitability is highly uncertain. Moreover, although our business is not seasonal in nature, our revenues tend to vary significantly from fiscal quarter to fiscal quarter.

In Order to Achieve Commercial Success, Our Products Must Gain Market
Acceptance

   We manufacture and market one principal product: Apligraf. We have only recently begun to market Apligraf through Novartis and to generate revenues from the commercialization of this product. Products under development will require additional research and development efforts, including clinical testing and regulatory approval, prior to commercial use. Our potential products are subject to the risks of failure inherent in the development of medical products based on new technologies. These risks include the possibilities that:

    . Our approach will not be successful;

    . Our potential products will be found to be unsafe, ineffective or otherwise will fail to meet applicable regulatory standards or receive necessary regulatory clearances;

    . The potential products, if safe and effective, will be difficult to develop into commercially-viable products, will be difficult to manufacture on a large scale, will be uneconomical to market, or will fail to obtain acceptance by the medical community;

    . Proprietary rights of third parties will preclude us from marketing such products; or

    . Third parties will market superior or equivalent products.

   Our business results would be hurt if were unable to demonstrate to the medical community the efficacy, relative safety and cost effectiveness of treating patients with our products or if our products were not accepted as alternatives to other existing or new therapies.

Our Markets Are Competitive and Our Competitors Could Develop More Effective Products

   We are engaged in the rapidly evolving and competitive field of tissue engineering for the treatment of skin wounds and other medical needs. Our competitors include tissue engineering companies, xenotransplant companies, wound care divisions of major pharmaceutical companies and other pharmaceutical, biotechnology and medical products companies using traditional technologies to develop products for wound care. Some of these companies have much greater resources, research and development staffs and facilities, experience in conducting clinical trials and obtaining regulatory approvals and experience in the manufacturing, marketing and distribution of products than we do. Our competitive position is based upon our ability to:

    . create and maintain scientifically-advanced technology and proprietary products and processes;

    . attract and retain qualified personnel;

    . obtain patent or other protection for our products and processes;

    . obtain required government approvals on a timely basis;

    . manufacture products on a cost-effective basis; and

    . successfully market products.

   If we are not successful in meeting these goals, our business could be hurt. Similarly, our competitors may succeed in developing technologies, products or procedures that are more effective than any that we are developing or that would render our technology and products obsolete, noncompetitive or uneconomical.

We Depend Upon Strategic Relationships to Market Our Products and Our Distributors May Not Be Successful in Marketing Our Products

   We have limited experience in sales, marketing and distribution. We will need to develop long-term strategic relationships with partners, such as Novartis, that have marketing and sales forces with technical expertise and distribution capability. To the extent that we enter into such relationships, our revenues will depend upon the efforts of third parties who may or may not be successful. We may not be able to establish or maintain long-term strategic relationships, and if we do, our collaborators may not be successful in gaining market acceptance for our products. To the extent that we choose not to or are unable to negotiate or maintain collaborations, we will need more capital and resources to undertake a commercialization program at our own expense. In addition, we may encounter significant delays in introducing our products into certain markets or find that the commercialization of products in such markets may be adversely affected by the absence of collaborative agreements. We are dependent on Novartis for the successful marketing and selling of Apligraf worldwide. If Novartis does not succeed in marketing and selling Apligraf or gaining international approvals for the product or if we are unable to meet the production demand of global commercialization, our operating results will suffer.

Our Ability to Commercialize Our Products Depends Upon Our Compliance with Government Regulations

   Our present and proposed activities are subject to extensive and rigorous regulation by governmental authorities in the US and other countries. To clinically test, produce and market medical devices for human use, we must satisfy mandatory procedural and safety and efficacy requirements established by the FDA and comparable state and foreign regulatory agencies. Typically, such rules require that products be approved by the government agency as safe and effective for their intended use prior to being marketed. The approval process is expensive, time consuming and subject to unanticipated delays. Our product candidates may not be approved. In addition, our product approvals could be withdrawn for failure to comply with regulatory standards or due to unforeseen problems after the product's marketing approval.

   Testing is necessary to determine safety and efficacy before a submission may be filed with the FDA to obtain authorization to market regulated products. In addition, the FDA imposes various requirements on manufacturers and sellers of products under its jurisdiction, such as labeling, Good Manufacturing Practices, record keeping and reporting requirements. The FDA also may require post-marketing testing and surveillance programs to monitor a product's effects. Furthermore, changes in existing regulations or the adoption of new regulations could prevent us from obtaining, or affect the timing of, future regulatory approvals or could negatively affect the marketing of our existing products. We would not be able to commercialize our products as planned and our operating results would be hurt if:

    . the regulatory agencies find our testing protocols to be inadequate,

    . the appropriate authorizations are not granted on a timely basis, or at all,

    . the process to obtain authorization takes longer than expected or we have insufficient funds to pursue such approvals,

    . we lose previously-received authorizations or

    . we do not comply with regulatory requirements.

   Medical and biopharmaceutical research and development involves the controlled use of hazardous materials, such as radioactive compounds and chemical solvents. We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and waste products. In addition, we handle and dispose of human tissue. Although we believe that our safety procedures for handling these materials are adequate, if accidental contamination or injury were to occur, we could be liable for damages.

We Rely Heavily Upon Our Patents and Proprietary Technology and Any Future Claims that Our Patents Are Invalid Could Seriously Harm Our Business

   We rely upon our portfolio of patent rights, patent applications and exclusive licenses to patents and patent applications relating to living tissue products, organ assist treatments and other aspects of tissue engineering. We currently have 24 patents issued or allowed in the US, 11 pan-European patents issued or granted and six patents issued in Japan. As part of our continuing interest in protecting intellectual property rights, we have filed and are prosecuting 16 other patent applications in the US. We also license some of our technologies under an exclusive patent license agreement with the Massachusetts Institute of Technology. The agreement with MIT covers certain US patents and corresponding patents in Europe and Japan. Pursuant to the MIT agreement, we have been granted an exclusive, worldwide license to make, use and sell the products covered by the patents and to practice the procedures covered by the patents. We are not currently a party in any infringement claim.

   We expect to aggressively patent and protect our proprietary technologies. However, we cannot be sure that any additional patents will be issued to us as a result of our domestic or foreign patent applications or that any of our patents will withstand challenges by others. Patents issued to or licensed by us may be infringed or third parties may independently develop either the same or similar technology. Similarly, our patents may not provide us with meaningful protection from competitors, including those who may pursue patents which may prevent, limit or interfere with our products or will require licensing and the payment of significant fees or royalties by us to such third parties in order to enable us to conduct our business. We may sue or be sued by third parties regarding patents and other intellectual property rights. These suits are costly and would divert funds and management and technical resources from our operations.

   We also rely upon unpatented proprietary technology, know-how and trade secrets and seek to protect them through confidentiality agreements with employees, consultants and advisors. We request that any corporate sponsor with which we enter into a collaborative agreement do so as well. If these confidentiality agreements are breached, we may not have adequate remedies for the breach. In addition, others may independently develop or otherwise acquire substantially the same proprietary technology as our technology and trade secrets.

   We have relationships with a number of academic consultants who are not employed by us. Accordingly, we have limited control over their activities and can expect only limited amounts of their time to be dedicated to our activities. These persons may have consulting, employment or advisory arrangements with other entities that may conflict with or compete with their obligations to us. Our consultants typically sign agreements that provide for confidentiality of our proprietary information and results of studies. However, in connection with every relationship, we may not be able to maintain the confidentiality of our technology, the dissemination of which could hurt our competitive position and results of operations. To the extent that our scientific consultants develop inventions or processes independently that may be applicable to our proposed products, disputes may arise as to the ownership of the proprietary rights to such information, and we may not win those disputes.

We Must Be Able to Manufacture Our Products Successfully

   The process of manufacturing our products is complex, requiring strict adherence to manufacturing protocols. We have been producing our lead product, Apligraf, for commercial sale since the second half of 1997 in adherence with these manufacturing protocols. However, with increasing demand for Apligraf, we must further transition from small-scale to full-scale production of our products. If we do not make the full transition successfully, we will not be able to satisfy the demands for our products and our results of operations will be hurt.

   We are required to maintain a manufacturing facility in compliance with Good Manufacturing Practices. Manufacturing facilities and processes pass an inspection before the FDA issues any product licenses necessary to market medical therapeutics and are subject to continual review and periodic inspection. We may not be able to maintain the necessary regulatory approvals for our manufacturing operations or manufacture our products in a cost-effective manner. If we were unable to manufacture potential products independently or obtain or retain third party manufacturing on commercially-acceptable terms, the submission of products for final regulatory approval and initiation of marketing would be delayed. This, in turn, may cause us to be unable to commercialize product candidates as planned, on a timely basis or on a profitable basis.

We Must Be Able to Obtain Adequate Sources of Supply

   We manufacture Apligraf for commercial sale, as well as for use in clinical trials, at our Canton, Massachusetts facility. Among the fundamental raw materials needed to manufacture Apligraf are keratinocyte and fibroblast cells. Because these cells are derived from donated infant foreskin, they may contain human-borne pathogens. We perform extensive testing of the cells for pathogens, including the HIV or "AIDS" virus. Our inability to obtain cells of adequate purity, or cells that are pathogen-free, would limit our ability to manufacture sufficient quantities of our products.

   Another major material required to produce our products is collagen, a protein obtained from animal source tissue. We have developed a proprietary method of procuring our own collagen that we believe is superior in quality and strength to collagen available from commercial sources. We currently obtain animal source tissue from US suppliers only. We may not be able to obtain adequate supplies of animal source tissue to meet our future needs or on a cost-effective basis. The thermo-formed tray assembly that is used in the manufacturing process of Apligraf is available to us under a supply arrangement with only one manufacturing source. Because the FDA approval process requires manufacturers to specify their proposed materials of certain components in their applications, FDA approval of a new material would be required if a currently-approved material became unavailable from a supplier. If we are unable to obtain adequate supplies of thermo-formed tray assemblies to meet future Apligraf manufacturing needs or if we cannot obtain such assemblies on a cost-effective basis, our operations would be hurt.

   Interruptions in our supply of materials may occur in the future or we may have to obtain substitute vendors for these materials. Any significant supply interruption would adversely affect the production of Apligraf. In addition, an uncorrected impurity or a supplier's variation in a raw material, either unknown to us or incompatible with our manufacturing process, could hurt our ability to manufacture products.

The Retention of Key Personnel Is Important to Our Competitive Position

   Because of the specialized nature of our business, our success will depend upon our ability to attract and retain highly-qualified personnel and to develop and maintain relationships with leading research institutions. The competition for those relationships and for experienced personnel amongst the biotechnology, pharmaceutical and healthcare companies, universities and non-profit research institutions is intense. If we are unable to continue to attract and retain such personnel or relationships, our competitive position could be hurt.

We May Be Subject to Product Liability Suits; Our Insurance May Not Be Sufficient to Cover Damages

   Our business exposes us to potential liability risks that are inherent in the testing, manufacturing, marketing and sale of medical products. The use of our products and product candidates, whether for clinical trials or commercial sale, may expose us to product liability claims or product recall and possible adverse publicity. Although we have product liability insurance coverage, the level or breadth of our coverage may not be adequate to fully cover potential liability claims. In addition, we may not be able to obtain additional product liability coverage in the future at an acceptable cost. A successful claim or series of claims brought against us in excess of our insurance coverage and the effect of product liability litigation upon the reputation and marketability of our technology and products, together with the diversion of the attention of key personnel, could negatively affect our business.

Our Business Is Subject to the Uncertainty of Third-Party Reimbursement and Health Care Reform Measures Which May Limit Market Acceptance

   In both domestic and foreign markets, our ability to commercialize our product candidates will depend, in part, upon the availability of reimbursement from third-party payors, such as government health administration authorities, private health insurers and other organizations. Third-party payors are increasingly challenging the price and cost-effectiveness of medical products. If our products are not considered cost-effective, third-party payors may limit reimbursement. Government and other third-party payors are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement for new therapeutic products approved for marketing by the FDA and by refusing, in some cases, to provide any coverage for uses of approved products for disease indications for which the FDA has not granted marketing approval. If government and third-party payors do not provide adequate coverage and reimbursement levels for uses of our products, the market acceptance of our products would be limited.

   There have been a number of federal and state proposals during the last few years to subject the pricing of pharmaceuticals to government control and to make other changes to the health care system of the US. It is uncertain what legislative proposals will be adopted or what actions federal, state or private payors for health care goods and services may take in response to any health care reform proposals or legislation. We cannot predict the effect health care reforms may have on our business.

Our Stock Price Is Volatile and Can Fluctuate Significantly Based on Events Not In Our Control and General Industry Conditions

   The biotechnology sector seems particularly vulnerable to abrupt changes in investor sentiment. Stock prices of companies in the biotechnology industry, including ours, can swing dramatically, with little relationship to operating performance. Our stock price may be affected by a number of factors including, but not limited to:

    . clinical trial results and other product development events,

    . the outcome of litigation,

    . decisions relating to intellectual property rights,

    . the entrance of competitive products into our market,

    . changes in reimbursement policies or other practices related to the pharmaceutical industry or

    . other industry and market changes or trends.

   During the past three years, the price of our common stock has ranged from $6.75 to $35.19 per share. These fluctuations can occur due to events within our control, regulatory actions such as government approval of products or reimbursements, and general market conditions affecting the biotechnology sector or the stock market generally.

If We Are Unable to Raise Needed Funds in Future Years, Your Investment Could Be Adversely Affected

   Based upon our current plans, we believe that existing working capital and future funds from Novartis, including product and royalty revenue, will be sufficient to finance operations into 2001. We will need additional capital thereafter to continue under the current plan. However, this statement is forward-looking and changes may occur that would significantly decrease available cash before such time. Factors that may change our cash requirements include:

    . Delays in obtaining regulatory approvals of products in different countries, if needed, and subsequent timing of product launches;

    . Delays in commercial acceptance and reimbursement when product launches occur;

    . Changes in the progress of research and development programs; and

    . Changes in the resources devoted to outside research collaborations or projects, self-funded projects, proprietary manufacturing methods and advanced technologies.

   Any of these events could adversely impact our capital resources, requiring us to raise additional funds. Additional funds may not be available when required on acceptable terms. If adequate funds are not available when needed, we would need to delay, scale back or eliminate certain research and development programs or license to third parties certain products or technologies that we would otherwise undertake ourselves, resulting in a potential material adverse effect on our financial condition and results of operations.

Our Anti-Takeover Measures May Affect the Value of Our Stock

   We, as a Delaware corporation, are subject to the General Corporation Law of the State of Delaware, including Section 203, an anti-takeover law enacted in 1988. In general, Section 203 restricts the ability of a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder. As a result of the application of Section 203 and certain provisions in our certificate of incorporation and bylaws, potential acquirors may be discouraged from attempting to acquire us, thereby possibly depriving our stockholders of acquisition opportunities to sell or otherwise dispose our stock at above-market prices typical of such acquisitions.

   We have also adopted a shareholder rights plan which gives holders of common stock the right to purchase shares of our Series B Junior Participating Preferred Stock if a potential acquiror purchases or plans to make a tender offer to purchase 15% or more of our outstanding common stock. The existence of this plan may make it more difficult for a third party to acquire control of us.

   We are authorized to issue up to 1,000,000 shares of preferred stock, $.01 par value per share and to determine the price, privileges and other terms of such shares. The issuance of any preferred stock with superior rights to the common stocks could reduce the value of the common stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with or sell our assets to a third party, thereby preserving control of Organogenesis by present owners and management and preventing our holders of common stock from realizing a premium on their shares.

The Value Of Your Securities May Decrease If Other Security Holders Exercise Their Options and Warrants or Convert Their Debt Into Common Stock or If Other Stockholders Sell Their Stock

   As of March 31, 2000, 33,861,019 shares of our common stock are outstanding (excluding 85,000 treasury shares). We have reserved an additional 7,847,830 shares of common stock for future issuance upon exercise or conversion of options, warrants, and the convertible debentures. We plan to issue additional options and warrants in the future. If any of these securities are exercised or converted, you may experience significant dilution in the market value and earnings per share of the common stock into which your securities are convertible.

   We closed a $20 million convertible debt and warrant financing at the end of March 1999. The convertible debt accrues interest at 7% annually and is convertible into common stock at a fixed price of $14.50 per share at any time after March 30, 2000 and through March 29, 2004. Subject to meeting specified conditions, at our option, any time on or after March 30, 2002, we may prepay all of the outstanding principal by converting the outstanding principal to common stock at $14.50 per share and we may pay accrued interest on the debt by paying cash or by converting the outstanding interest into shares of common stock at the average trading price for our common stock for the twenty trading days preceding the interest payment date. In addition, the purchasers of the convertible debt received five-year warrants to purchase up to 400,000 shares of common stock at $21.75 per share. The warrants may be exercised upon 75 days' prior written notice at any time prior to March 29, 2004. In May 1999, we filed a registration statement for 2,096,333 shares of Common Stock issuable as follows: (1) 1,646,333 shares of Common Stock which may become issuable by reason of the conversion of the convertible debt, and accrued interest, (2) 400,000 shares which may become issuable upon the exercise of the warrants issued in the financing, and (3) 50,000 shares issued in connection with an asset purchase transaction. In May 1999, the SEC declared this registration statement effective.

   If our stockholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could fall. Such sales also might make it more difficult for us to sell equity or equity-related securities in the future at a price we deem appropriate.

We Have No Intention to Pay Dividends

   We have never paid any cash dividends on our common stock. We currently intend to retain all future earnings, if any, for use in our business and do not expect to pay any dividends in the foreseeable future. As a result, an investor will only recognize an economic gain on an investment in our stock from an appreciation in the price of our stock.

                      WHERE YOU CAN FIND MORE INFORMATION

   We are a public company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC's web site at "http://www.sec.gov." In addition, our stock is listed for trading on the American Stock Exchange. You can read and copy reports and other information concerning us at the offices of the American Stock Exchange located at 86 Trinity Place, New York, New York 10006-1881.

   This prospectus is only part of a Registration Statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933 and therefore omits certain information contained in the Registration Statement. We have also filed exhibits and schedules with the Registration Statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may:

    . inspect a copy of the Registration Statement, including the exhibits and schedules, without charge at the public reference room or

    . obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

   The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the shares of common stock are sold. The documents we are incorporating by reference are:

    . Our Annual Report on Form 10-K for the fiscal year ended December 31,
      1999, filed on March 30, 2000 (File No. 1-09898);

    . Our Proxy Statement, filed on April 18, 2000; and

    . The description of our capital stock contained in our registration statements on Form 8-A under the 1934 Act (File No. 1-09898), including amendments or reports filed for the purpose of updating that description.

   You may request a copy of these filings at no cost by writing or telephoning our Corporate Communications Department at the following address and phone number:

     Organogenesis Inc.
      150 Dan Road
      Canton, Massachusetts 02021
      (781) 575-0775

   This prospectus is part of a Registration Statement that we filed with the SEC. You should rely only on the information incorporated by reference in or provided in this prospectus and the Registration Statement.

   This prospectus and the documents incorporated by reference contain forward-looking statements. These statements can be identified by the use of forward-looking terminology such as "may," "will," "could," "expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other forward-looking information. Examples of forward-looking statements can be found in the discussion set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and under "Business" in the Form 10-K, incorporated in this prospectus by reference. Such statements are based on current expectations that involve a number of uncertainties including those set forth in the risk factors below. When considering forward-looking statements, you should keep in mind that the risk factors noted below and other factors noted throughout this prospectus or incorporated by reference could cause our actual results to differ significantly from those contained in any forward-looking statement. You should read the entire prospectus carefully, including the "Risk Factors" section, and you must consult the more detailed financial statements, and notes to financial statements, incorporated by reference in this prospectus.

                                USE OF PROCEEDS

   We will receive no net proceeds from the sale of the common stock. All proceeds will be realized by the selling stockholder.

                              SELLING STOCKHOLDER

   The selling stockholder, Herbert M. Stein, is offering shares which have been acquired by him upon the exercise of options granted under a stock option grant. Mr. Stein previously served as Chairman and Chief Executive Officer of the Company until his retirement on December 31, 1999 and as a member of the Board of Directors of the Company until March 17, 2000. The following table lists the selling stockholder and other information regarding beneficial ownership of the common stock by the selling stockholder as of March 29, 2000:





                     Number of                                      Percentage
                      Shares                    Number of Shares  of Class to be
                   Beneficially      Number of    Beneficially     Beneficially
                   Owned Prior to  Shares Being    Owned After      Owned After
Name                the Offering      Offered       Offering         Offering
----                ------------      -------       --------         --------
Herbert M. Stein(1) 2,086,597         723,423       1,363,174          4.0%


(1) Includes 1,978,931 shares of common stock owned directly by Mr. Stein and 107,666 shares held by H.M. Stein Associates. Does not include 1,088,623 of the 1,196,289 shares of common stock held by H.M. Stein Associates as to which Mr. Stein disclaims beneficial ownership

                             PLAN OF DISTRIBUTION

   We are registering the shares on behalf of the selling stockholder. "Selling stockholder", as used in this prospectus, includes donees, pledgees and distributees selling shares received from the named selling stockholder after the date of this prospectus. The selling stockholder may offer his shares at various times in one or more of the following transactions, or in other kinds of transactions:

   .  transactions on the American Stock Exchange;

   .  in private transactions other than through the American Stock Exchange;

   .  in connection with short sales of the shares;

   .  by pledge to secure debts and other obligations;

   . in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

   .  in a combination of any of the above transactions.

   The selling stockholder may sell his shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

   The selling stockholder may use broker-dealers to sell his shares. If this happens, broker-dealers will either receive discounts or commissions from the selling stockholder, or they will receive commissions from purchasers of shares for whom they acted as agents.

   The selling stockholder also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided he meets the criteria and conforms to the requirements of that Rule.

                           DESCRIPTION OF SECURITIES

Authorized and Outstanding Capital Stock

   Pursuant to our Certificate of Incorporation, as amended, we are authorized to issue up to 80,000,000 shares of our common stock, $.01 par value per share. We are authorized to issue up to 1,000,000 shares of preferred stock, $1.00 par value per share.

   As of March 31, 2000, there were issued and outstanding 33,861,019 shares of our common stock (excluding 85,000 treasury shares). The table below sets forth for each of our stock option plans, as of March 31, 2000, (a) the number of shares of common stock reserved for issuance under each option plan and
(b) of the shares of common stock reserved for issuance, (1) the number of shares issued pursuant to the exercise of granted options, (2) the number of shares still available for issuance and (3) the number of shares available for issuance or no longer available for issuance.

                           Shares   Subject to    Issued    Available No Longer
                          Reserved  Outstanding Pursuant to    for    Available
                             For      Option     Exercised   Future   for Future
                          Issuance    Grants      Options   Issuance   Issuance
                          --------- ----------- ----------- --------- ----------
1986 Stock Option Plan..  4,882,812    833,336   3,762,304        --   287,172
1995 Stock Option Plan..  5,000,000  3,516,952     351,943  1,131,105      --
1991 Directors' Stock
 Option Plan............    244,141     73,246      36,623        --   134,272
1994 Directors' Stock
 Option Plan............    488,281    358,797      46,388     83,096      --
1999 Non-Qualified Stock
 Option Plan............  1,000,000    469,166       2,500    528,334      --
Officer Stock Option
 Agreement..............    732,423        --      732,423        --       --

   In addition, 366,211 shares of our common stock are reserved for issuance under our 1991 Employee Stock Purchase Plan. 51,597 of these shares have been issued at December 31, 1999 and 314,614 are still available for future issuance.

   In addition, 350,000 shares have been reserved for issuance upon exercise of the Warrants issued in a private placement of our securities in March 1998 and 50,000 shares have been reserved for issuance upon the exercise of warrants issued to Reedland Capital Partners. Pursuant to our issuance of convertible notes and warrants in March 1999, an additional 2,046,333 shares of our common stock have been reserved for issuance upon (i) the conversion of convertible notes into common stock, (ii) the payment of accrued interest on the convertible notes in common stock, and (iii) the exercise of warrants issued in the financing. We have also issued warrants to purchase 100,000 shares of common stock to a consultant.

   Pursuant to an asset purchase transaction with Baxter Healthcare Corporation, an additional 50,000 shares of our common stock have been reserved for issuance and were issued as of April 30, 1999.

Common Stock

   The holders of Common Stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders and are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the company, holders of Common Stock have the right to a ratable portion of assets remaining after payment of liabilities and the liquidation preferences of any outstanding Preferred Stock. The holders of Common Stock have no preemptive rights or rights to convert their Common Stock into any other securities and are not subject to future calls or assessments by the company. All outstanding shares of Common Stock are fully paid and non-assessable.

Shareholder Rights

   In August 1995, the Board of Directors adopted a Stockholder Rights Plan and declared a dividend of one right for each outstanding share of common stock to stockholders of record on September 1, 1995. After adjusting for two one- for-four stock dividends distributed during 1997 and one one-for-four stock dividend distributed during 1998, there is approximately .51 of a right for each outstanding share of common stock. Each right only becomes exercisable and transferable apart from the common stock at the earlier of: (1) ten days after a person or group acquires beneficial ownership of 15% or more of outstanding common stock; or (2) ten business days following an announcement of a tender or exchange offer of 30% or more of outstanding stock.

   Initially, each right, upon becoming exercisable, would entitle the holder to purchase one-thousandth of a share of Series B Junior participating preferred stock at an exercise price of $85, subject to adjustment. If a person or group acquires beneficial ownership of 15% or more of the outstanding shares of common stock, then each holder of a right (other than rights held by the acquiring person or group) would have the right to receive that number of shares of common stock which equals the exercise price of the right divided by one-half of the current market price of the common stock.

   The rights may be redeemed for $0.01 per right at any time until the tenth day following the stock acquisition date. The rights will expire on September 1, 2005.

Delaware Law and Our Charter and By-law Provisions; Anti-takeover Effects

   We are subject to the provisions of Section 203 of the Delaware General Corporation Law statute. Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A business combination includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an interested stockholder is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

   Under the by-laws, any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may only be filled by vote of a majority of the directors then in office, making it more difficult for a third party to acquire, or discourage a third party from acquiring, control of our company.

   Our stockholders must comply with advance notice and information disclosure requirements in order for any matter to be considered "properly brought" before a meeting. Stockholders must deliver written notice to us between 60 and 90 days prior to the meeting. If we give less than 70 days' notice or prior public disclosure of the meeting date, stockholders must deliver written notice to us within ten days following the date upon which the notice of the meeting was mailed or such public disclosure was made, whichever occurs first. If the matter relates to the election of directors, the notice must set forth specific information regarding each nominee and the nominating stockholder. For any other matter, the notice must set forth a brief description of the proposed matter and certain information regarding the proponent stockholder. These provisions could delay until the next stockholders' meeting proposed actions which are favored by the holders of a majority of our outstanding voting securities. These provisions could also discourage a third party from making a tender offer for our common stock, because even if it acquired a majority of the outstanding voting securities, the third party would be able to take action as a stockholder only at a duly called stockholders' meeting, and not by written consent.

   Our certificate of incorporation contains certain provisions permitted under the Delaware General Corporation Law statute relating to the limitation of liability of directors. These provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Further, the certificate of incorporation contains provisions to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law statute. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as our directors.

Preferred Stock

   The Board of Directors may, without further action of our stockholders, issue preferred stock in one or more series and fix the rights and preferences thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or the designation of such series.

   We have authorized 1,000,000 shares of preferred stock at August 10, 1999, of which 250,000 shares are designated as Series A convertible preferred stock, 50,000 shares are designated as Series B junior participating preferred stock and 200 shares are designated as Series C convertible preferred stock. The 250,000 shares of Series A convertible preferred stock that were previously issued were subsequently converted into 312,500 shares of common stock in October 1995. No shares of Series A, Series B or Series C preferred stock are issued and outstanding as of the date of this prospectus, or were issued and outstanding as of December 31, 1996, 1997 or 1998.

   Additional shares of authorized preferred stock may be issued without stockholder approval, subject to the rights of any holders of outstanding Series C preferred stock. The Board of Directors is authorized to issue such shares in one or more series and to fix the rights, preferences, privileges, qualifications, limitations and restrictions thereof, including dividend rights and rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without any vote or action by the holders of common stock. Any preferred stock to be issued could rank prior to the common stock with respect to dividend rights and rights on liquidation. The Board of Directors, without approval of the holders of common stock, may issue preferred stock with voting and conversion rights that could adversely affect the voting power of holders of common stock or create impediments to persons seeking to gain control of the company.

   The rights of the holders of common stock as described above will be subject to, and may be adversely affected by, the rights of holders of the Series C preferred stock and any preferred stock that may be issued in the future. Issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions, and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock. See "Description of Securities"--Shareholder Rights."

Convertible Debt

   On March 31, 1999, we completed a financing of $20,000,000 through the private placement of five year convertible debentures and 400,000 warrants to purchase common stock. The debentures are convertible at a fixed price of $14.50 per share any time on or after March 30, 2000. Interest on the debentures accrues at 7% annually, payable in cash, common stock (at the average trading price for the twenty trading days preceding the due date) or any combination thereof, at our option, semi-annually on September 30 and March 31 or on the date any of the principal outstanding under the notes has been converted into common stock. At our option, at any time on or after March 30, 2002, the debentures may be prepaid by conversion of the principal into common stock at the conversion price of $14.50, cash or any combination thereof and payment of any accrued interest as described above, provided that the average per share market value for the twenty consecutive trading days immediately preceding the date of prepayment equals or exceeds $38.67 per share. The debentures mature on March 29, 2004 and are payable in cash upon maturity.

Warrants

   In connection with our issuance of $20 million of 7% convertible debt in March 1999, each purchaser of the convertible debt received one warrant for each $50.00 in face value of the convertible debt purchased, for an aggregate issuance of 400,000 warrants. Each warrant grants the right to purchase one share of common stock at an exercise price of $21.75 at any time on or before March 29, 2004. The warrants are exercisable upon 75 days' prior written notice by the registered holder of the warrant, except upon certain conditions. The exercise price and the number of shares of common stock issuable upon exercise of each warrant are subject to adjustment from time to time upon any stock dividend or other distribution upon shares of capital stock, stock split, subdivision, combination or reclassification of the outstanding shares of common stock and consolidation, merger or transfer of all or substantially all of our assets.

Treasury Stock

   In September 1998, the Board of Directors authorized a common stock repurchase program. Repurchases are allowed through open-market transactions for up to 500,000 shares that will provide us with treasury shares for general corporate purposes. At March 31, 2000, we had in treasury 85,000 shares of common stock for an aggregate purchase price of $804,000. The stock repurchase program may be discontinued at any time.

                          TRANSFER AGENT AND REGISTRAR

   The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

                     LEGALITY OF COMMON STOCK AND WARRANTS

      The validity of the issuance of the shares of Common Stock registered under this Registration Statement has been passed upon for the Company by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. of Boston, Massachusetts. Kenneth
J. Novack, who is Of Counsel to Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., served on the Board of Directors of the Company from March 1998 until May 1999. As of March 29, 2000, Mr. Novack owned 5,976 shares of the Company's common stock.

                                    EXPERTS

   The financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                INDEMNIFICATION

   Section 145 of the General Corporation Law of the State of Delaware provides that we have the power to indemnify our directors, officers, employees or agents and certain other persons serving at our request in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful, provided that, in the case of actions brought by or on behalf of us, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to us unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

   Section 102(b)(7) of the Delaware General Corporation Law permits us to provide in our certificate of incorporation that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

   Our Restated Certificate of Incorporation provides for indemnification to the fullest extent permitted by law and that we may advance litigation expenses to an officer or director prior to the final disposition of an action.

   Our Restated Certificate of Incorporation also provides, as permitted by Delaware law, that directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of a director's duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) under
Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

   We have a Directors and Officers liability insurance policy that insures our officers and directors against certain liabilities.

Commission Policy

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell and seeking offers to buy our Securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of April 18, 2000. You should not assume that this prospectus is accurate as of any other date.

                               ---------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
The Company................................................................   3
Risk Factors...............................................................   4
Where You Can Find More Information........................................  11
Incorporation of Documents By Reference....................................  12
Use of Proceeds............................................................  12
Selling Stockholder........................................................
Plan of Distribution.......................................................  13
Description of Securities..................................................  14
Transfer Agent and Registrar...............................................  18
Legality of Common Stock and Warrants......................................  18
Experts....................................................................  18
Indemnification............................................................  18

-------------------------------------------------------------------------------
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                        732,423 Shares of Common Stock

                              ORGANOGENESIS INC.

                                ---------------

                                  PROSPECTUS

                                ---------------

                                April __, 2000

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

            INFORMATION NOT REQUIRED IN THE REGISTRATION STATEMENT

Item 14. Other Expenses of Issuance and Distribution.

      The table sets forth our estimates (other than the SEC and AMEX Filing
Fees) of our expenses in connection with the issuance and distribution of the Securities being registered. Other than the SEC registration fee, the amounts stated are estimates.

Item
----
 SEC registration fee.............................................  $ 1,824.83
 AMEX listing fee.................................................   14,648.46
 Legal fees and expenses..........................................    5,000.00
 Accounting fees and expenses.....................................    2,500.00
 Miscellaneous fees and expenses..................................    2,000.00
                                                                    ----------
    Total.........................................................  $25,973.29


Item 15. Indemnification of Directors and Officers.

      Section 145 of the General Corporation Law of the State of Delaware provides that the Company has the power to indemnify its directors, officers, employees or agents and certain other persons serving at its request in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful, provided that, in the case of actions brought by or on behalf of the Company, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to us unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

      Section 102(b)(7) of the Delaware General Corporation Law permits the Company to provide in its certificate of incorporation that its directors shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

      The Company's Restated Certificate of Incorporation provides for indemnification to the fullest extent permitted by law and that we may advance litigation expenses to an officer or director prior to the final disposition of an action.

      The Company's Restated Certificate of Incorporation also provides, as permitted by Delaware law, that directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of a director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law,
(iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

      The Company has a Directors and Officers liability insurance policy that insures our officers and directors against certain liabilities.

Item 16. Exhibits.

EXHIBIT
NUMBER         DESCRIPTION
--------------------------------------------------------------------------------

4.1 The Restated Certificate of Incorporation of the Registrant (previously filed as Exhibit 3a to the Registrant's Registration Statement on Form S-1, File No. 33-9832 and incorporated herein by reference).

4.2 Certificate of Amendment to the Restated Certificate of Incorporation of the Registrant (previously filed as Exhibit No. 3(a) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1990, filed April 1, 1991 and incorporated herein by reference).

4.3 Certificate of Amendment to the Restated Certificate of Incorporation of the Registrant (previously filed as Exhibit No. 4.3 to the Registrant's Registration Statement on Form S-8, File No. 333-83055) and incorporated herein by reference).

4.4 By-Laws of the Registrant, as amended (previously filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, filed May 14, 1999 and incorporated herein by reference).

4.5 Specimen Common Stock Certificate (previously filed as Exhibit No. 4.3 to the Registrant's Registration Statement on Form S-1, File No. 33-9832 and incorporated herein by reference).

5 Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., with respect to the legality of the securities being registered.

23.1  Consent of PricewaterhouseCoopers LLP.

23.2 Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5).

24 Power of Attorney (set forth on the signature page of this Registration Statement).

27    Financial Data Schedule.

Item 17. Undertakings.

A. Rule 415 Offering.

  The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b)(sec.230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.    Filings Incorporating Subsequent Exchange Act Documents by Reference.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Request for Acceleration of Effective Date or Filing of Registration Statement on Form S-3.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Canton, Commonwealth of Massachusetts, on April 21, 2000.

                                    ORGANOGENESIS INC.


                                    By: /s/ Philip M. Laughlin
                                        -------------------------------------
                                        President and Chief Executive Officer

                                POWER OF ATTORNEY

      Each person whose signature appears below constitutes and appoints Philip
M. Laughlin and Donna Abelli Lopolito, or any of them, his attorney-in-fact, each with the power of substitution, for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-3, (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) or 464 under the Securities Act of 1933) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitutes may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                    TITLE                                      DATE

/s/ Philip M. Laughlin       Chief Executive Officer                    April 21, 2000
-------------------------    and Director
Philip M. Laughlin           (principal executive officer)


/s/ Donna Abelli Lopolito    Vice President,                            April 21, 2000
-------------------------    Chief Financial Officer,
Donna Abelli Lopolito        Treasurer and Secretary
                             (principal financial officer
                             and principal accounting officer)



/s/ Richard S. Cresse        Director                                   April 21, 2000
-----------------------
Richard S. Cresse


/s/ Albert Erani             Chairman of the Board of Directors         April 21, 2000
-----------------------
Albert Erani


/s/ David A. Gardner         Director                                   April 21, 2000
-----------------------
David A. Gardner


/s/ Bernard A. Marden        Director                                   April 21, 2000
-----------------------
Bernard A. Marden


/s/ Bjorn R. Olsen           Director                                   April 21, 2000
-----------------------
Bjorn R. Olsen


/s/ Marguerite A. Piret      Director                                   April 21, 2000
------------------------
Marguerite A. Piret


/s/ Anton E. Schrafl         Director                                   April 21, 2000
------------------------
Anton E. Schrafl

                               ORGANOGENESIS INC.

                          INDEX TO EXHIBITS FILED WITH
                         FORM S-8 REGISTRATION STATEMENT

EXHIBIT
NUMBER    DESCRIPTION
--------------------------------------------------------------------------------

4.1 The Restated Certificate of Incorporation of the Registrant (previously filed as an Exhibit 3a to the Registrant's Registration Statement on Form S-1, File No. 33-9832 and incorporated herein by reference).

4.2 Certificate of Amendment to the Restated Certificate of Incorporation of the Registrant (previously filed as Exhibit No. 3(a) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1990, filed April 1, 1991 and incorporated herein by reference).

4.3 Certificate of Amendment to the Restated Certificate of Incorporation of the Registrant (previously filed as Exhibit No. 4.3 to the Registrant's Registration Statement on Form S-8, File No. 333-83055) and incorporated herein by reference).

4.4 By-Laws of the Registrant, as amended (previously filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, filed May 14, 1999 and incorporated herein by reference).

4.5 Specimen Common Stock Certificate (previously filed as Exhibit No. 4.3 to the Registrant's Registration Statement on Form S-1, File No. 33-9832 and incorporated herein by reference).

5 Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., with respect to the legality of the securities being registered.

23.1      Consent of PricewaterhouseCoopers LLP.

23.2 Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5).

24 Power of Attorney (set forth on the signature page of this Registration Statement).

27        Financial Data Schedule.